Exhibit 4.29

-----------,---------INDIA NON JUDICIAL i ---,'I Government of National Capital Territory of Delhi -·--·-·--·---·--#---··-· -·---·---------·-·--··--· ·-------· ·--·-··---·-·-··--·-e-Stamp Certificate No. Certificate Issued Date Account Reference Unique Doc. Reference Purch(l.sed by Description of Document Property Description Consideration Price (Rs:r· :-: ::.,:_>-t=:-:·o.-04-Jun-2019 05:45PM c;CO'-' 0"'"' ''i I i I - IMPACC (IV)/ di960303/DELHI/ DL DLH SUBIN-DLDL960303027130443833S:3} ::.I': .. '·.·-·-···, AIR TRAVEL BUREAU PVT LTD Article 5. General Agreement --' , ·r · Not Applicable 0 (Zero) . First Party Second Party Stamp Duty Paid By Stamp Duty Amount(Rs.) AIR TRAVEL BUREAU PVT LTD ICICI BANK LIMITED AIR TRAVEL BUREAU PVT 300 - ·. ,,jThree Hundred only) -0'oF-'j • --------. ----------------------••••••.Please write or type below this line • .' :! i' I. This stamp paper forms an integral part of Supplemental and Amendatory Agreement dated oih June,' · 2019 between M/s Air Travel Bureau Private Limited and !CCI Bank Limited

SUPPlEMENTAL AND AMI=l\lDATORV AGRiE:EiV11EJ,lT TO TH!E fACl!JTV AGR!EiEMENlf "· THIS SUPPLEMENTAL AND AMENDATORY AGREEMENT made on this ih day of June, Two Thousand and Nineteen between : AIR TRAVEL BUREAU PRIVATE LIMITED (Formerly known as AIR TRAVEL BUREAU LIMITED), a company within the meaning of the Companies Act, 1956 and having its Registered Office at M-95, Connaught Circus , New Delhi -110001 "the "Borrower", which expression shall, unless it be repugnant to the subject or context thereof, include its successors and permitted assigns) of the ONE PART AND ICICI BANK LIMITED, a company incorporated under the Companies Act, 1956 and a banking company within the meaning of the Banking Regulation Act, 1949 and having its Registered Office at ICICI Bank Tower, Near Chakli Circle, Old P dra Road Vadodara 390 007 and corporate office at ICICI Bank Towers, -Bandra KurlaComplex;B<mdra·'\East), Mumbai-400 051, and amongst others;--a branch I office-at-at ICICI Bank, NBCC Place, Pragati Vihar, Bhisma Pitamah Marg, New Delhi - 110003 (the "Bank", which expression shall, unless it be repugnant to the subject or context thereof, include its successors and assigns) of the OTHER PART. . WHEREAS: (1) By a Facility Agreement dated the 161 h day of August Two Thousand and Eighteen as amended from time to time (the "Agreement"') entered into between the Borrower and the Bank, the Bank has, at I the request of the Borrower, agreed to provide I provided to the Borrower working capital facilities (the . "WCFacilities") specified in the Agreement upto sums in the aggregate not exceeding Rs 1100.0 million (the "Overall Limits") at any point of time. (2) The Borrower has now requested the Bank to : (i) renew I extend the Validity Period I period ofdrawal of the WC Facilities for a further period of 12 months i.e. upto 061 h May, 2020. (ii) modify the Limits/ modify or permit interchangeability between the various WC Facilities I (iii) provide additional fund based working capital product in the form of iinvoice discounting of Rs 200.0 million within the Overall Limit as specified in the Renewal_ Credit Arrangement Letter •j No.108917829855 dated 281 May, 2019 ("Renewal CAL"). h 0103201S.V4-

(3) To give effect to the above, the parties hereto have agreed to execute these presents.

NOW THIS SUPPLEMENTAL AND AMENDATORY AGREEMENT WITNESSETH AND IT IS HEREBY AGREED BY AND BETWEEN THE PARTIES HERETO AS FOLLOWS:

1. All capitalized terms used but not defined herein shall have the respective meanings assigned to them under the Agreement.

2. The amount of Rs 1100.0 million appearing in Credit Arrangement Letter (CAL) No. CAL1388260428831 dated August 14, 2018 stands changed as follows:

   "Rs 1100.0 million" and shall be governed by the terms and conditions as stated herein, the Renewal CAL and the Agreement.

3. Amendments to the Agreement:

(i) Clause 2.6 of the Agreement stands modified and replaced with the following clause:

"The Borrower confirms having received a copy of the General Conditions and read and understood the General Conditions referred to above and agrees to comply with the terms set out in this Facility Agreement, the CAL, the Schedule hereof, the General Conditions and the other Transaction Documents.

Provided however that in so far as Article X of the General Conditions, the Borrower will be required to comply with only Parts B and C of such Article."

(ii) Credit Arrangement Letter as specified in the Schedule to the Agreement stands modified as under:

"The CAL no. 108917829855 dated 28th May, 2019 *as amended/modified/renewed from time to time, most recently renewed vide Renewal CAL, as further amended/renewed from time to time."*

4. The Borrower hereby confirms that the invoice bill discounting facility of Rs. 200 million shall also be secured and be backed by the contractual comforts as specified under the Agreement.

5. The provisions of this Supplemental and Amendatory Agreement shall become effective from the date hereof.

6. This Supplemental and Amendatory Agreement shall be read in conjunction with the Agreement and be enforced as if the provisions of this Supplemental and Amendatory Agreement were incorporated therein by way of addition. To the extent of any inconsistency between the terms of this Supplemental and Amendatory Agreement and the Agreement, the provisions of this Supplemental and Amendatory Agreement shall prevail.

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7. Save for changes specified hereinabove, all the other terms and conditions of ·the Agreement shall remain· unchanged and in full force and effect. '· IN WITNESS WHEREOF the Borrower and the Bank have caused this Supplemental and Amendatory Agreement to be executed on the day, month and year appearing. first hereinabove written as hereinaftei' For the Bank : SIGNED AND DELIVERED by the withinnamed Bank, ICICI BANKLIMITED,by the hand of Mr. / Ms. _, its authorized official for the Borrower : The Common Seal of the within named Borrower, Air Travel Bureau Private Limited, has, pursuant to the resolution of its Board of Directors, passed in that behalf on the 23rd day of July, 2018, hereunto been affixed in the presence of Mr. Naren Nautiyal 3